Exhibit 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 3, 2017 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and full year ended December 31, 2016.

Insignia’s President and CEO Kristine Glancy commented, “Net sales in 2016 decreased 11.7% compared to 2015. The majority of the decrease was due to our second half performance, where we elected not to repeat a promotion from 2015 to avoid establishing expectations of pricing discounts. Industry shifts, including zero-based-budgeting by our customers and an increase in competition, resulted in a decline in POPS revenue. Our net loss for the year was $1.29 million, primarily attributable to the decline in revenue, gross margin pressure from our retailer growth initiatives; new IT operating infrastructure expense (pre-tax impact of approximately $400,000), costs associated with The Like Machine™ (pre-tax impact of $1.2 million) and increased legal costs driven by board matters (pre-tax impact of $390,000).”

“We have strengthened our new management with the September 2016 restructure by hiring several CPG and Retail leaders, and eliminating programs and personnel that did not fit our plan for sustained growth. This new team, with deep industry expertise, is leveraging their existing networks to expand our client base. In addition, the new team is creating new solutions, several of which are currently being tested in-market that we expect to create new sales opportunities in the back half of 2017. These new solutions leverage our core capabilities for our existing retailers as well as retailers not currently in our network. After completing market tests and developing our new strategy, the company decided to discontinue sales of The Like Machine,  effective March 31st, 2017, at the end of our distribution agreement.

Ms. Glancy continued, “We are addressing the industry shifts by investing in product line expansions, increasing our focus on retailer centric opportunities, expanding our CPG relationships and forging new partnerships to expand the business. As we invest in these initiatives to address recent revenue declines, we are also reducing overall costs and are implementing a $1.0 million cost reduction plan.

“Looking ahead to 2017 performance, we expect growth plans will more heavily contribute to back half revenue. We are expecting a net loss in the first quarter driven by reduced revenues. Current POPS bookings for Q1 2017 are $4.4 million, compared to $5.6 million for Q1 2016 one year ago. Our total bookings for POPS programs set to run in the final three quarters of 2017 is $8.6 million which is up from $8.4 million at the same time period one year ago.”

Q4 2016 Results
Total net sales decreased 22.8% to $5,748,000 in Q4 2016 from $7,449,000 in Q4 2015, primarily due to a 20% decrease in the number of signs placed, partially due to a 2015 sales promotion that was not repeated in 2016, and a 6% decrease in average price per sign, which was a result of competitive pressures and changes in CPG spending patterns, partially offset by a 5% increase in product sales.
Gross profit in Q4 2016 decreased to $980,000, or 17.0% of total net sales, from $3,384,000, or 45.4% of total net sales, in Q4 2015. The lower gross profit was primarily the result of decreased service revenues against our relatively fixed payment structure to retailers, combined with increased costs associated with retail network growth initiatives, increased costs associated with our decision to discontinue sales of The Like Machine™ product, and costs associated with the implementation project for our new IT operating infrastructure.
Selling expenses in Q4 2016 were $779,000, or 13.6% of total net sales, compared to $1,047,000, or 14.1% of total net sales, in Q4 2015. The decrease in expenses was primarily due to lower variable compensation, as a result of lower sales, and fewer sales personnel and staff related expenses.
Marketing expenses in Q4 2016 were $421,000, or 7.3% of total net sales, compared to $369,000, or 5.0% of total net sales, in Q4 2015. The increase was primarily due to increased marketing personnel and staff related costs, partially offset by decreased advertising fees.
General and administrative expenses in Q4 2016 decreased to $960,000, or 16.7% of total net sales, from $976,000, or 13.1% of total net sales, in Q4 2015. The decrease was primarily due to lower staffing and staffing-related costs, partially offset by increased consulting fees.
Income tax for Q4 2016 was 43.1% of pretax loss, or a benefit of $538,000, compared to income tax expense of 38.0% of pretax income, or $385,000, in Q4 2015. Tax expense will vary between periods, given the company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.
As a result of the items above, the net loss for Q4 2016 was $710,000, or $0.06 per basic and diluted share, compared to net income of $627,000, or $0.05 per basic and diluted share, in Q4 2015.

As of December 31, 2016, cash and cash equivalents totaled $12.3 million, compared to cash, cash equivalents and available-for-sale investments of $18.0 million as of December 31, 2015. The amounts for December 31, 2016 are prior to the one-time special dividend of $8.2 million paid on January 6th, 2017.

Declared Dividend
As previously announced, the Board of Directors declared a one-time special dividend of $0.70 per share to shareholders of record as of December 16, 2016, paid on January 6, 2017 in a total amount of $8.2 million. For preliminary information on the taxability of the dividend to shareholders, the Company has published a copy of IRS Form 8937 on its website.

Share Repurchase Plan
As previously announced, the Board of Directors has approved a Stock Repurchase Plan authorizing the repurchase of up to $5.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through October 30, 2017. During Q4 2016, the Company purchased 4,803 shares at an average price of $2.28 per share.

Conference Call
Insignia will host a conference call today at 8:45 am ET/7:45 am CT to discuss these results. Interested parties may participate in the call by dialing 201-689-8029, or 877-407-8029. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Insignia call.

The conference call will also be broadcast live over the internet. To listen to the live call, please go to www.insigniasystems.com, click on the Investor Relations section where the conference call is posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the webcast of the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

About Insignia Systems, Inc.
Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to consumer packaged goods manufacturers. Insignia provides at-shelf media solutions in approximately 13,000 retail supermarkets, 1,000 mass merchants and 8,000 dollar stores. With a client list of over 200 major consumer goods manufacturers, including General Mills, Kraft Heinz Company, Nestlé and P&G, Insignia helps major brands deliver on their key engagement, promotion, and advertising objectives right at the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com. Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “believes,” “expects,” “anticipates,” “seeks” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: current expectations as to full year and future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; position in the industry; and ability to sustain and grow core products and status and timing of launch of new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) the unexpected loss of a major consumer packaged goods manufacturer relationship or retailer agreement or termination of our relationship with News America; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2017; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$5,748,000	$7,449,000	$24,912,000	$28,211,000
Cost of sales	4,768,000	4,065,000	17,849,000	15,540,000
Gross profit	980,000	3,384,000	7,063,000	12,671,000
Operating expenses:
Selling	779,000	1,047,000	3,840,000	4,498,000
Marketing	421,000	369,000	1,190,000	1,623,000
General and administrative	960,000	976,000	4,109,000	4,086,000

Operating income (loss)	(1,180,000)	992,000	(2,076,000)	2,464,000
Other income (loss), net	(68,000)	20,000	(24,000)	76,000

Income (loss) before taxes	(1,248,000)	1,012,000	(2,100,000)	2,540,000
Income tax expense (benefit)	(538,000)	385,000	(814,000)	1,006,000

Net income (loss)	$(710,000)	$627,000	$(1,286,000)	$1,534,000

Net income (loss) per share:
Basic	$(0.06)	$0.05	$(0.11)	$0.13
Diluted	$(0.06)	$0.05	$(0.11)	$0.13

Shares used in calculation of net income (loss) per share:
Basic	11,636,000	11,644,000	11,629,000	12,044,000
Diluted	11,636,000	11,809,000	11,629,000	12,216,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	December 31,	December 31,
	2016	2015

Cash, cash equivalents, and debt security investments	$12,267,000	$18,013,000
Working capital	11,850,000	21,297,000
Total assets	28,228,000	31,714,000
Total liabilities	13,119,000	6,994,000
Shareholders' equity	15,109,000	24,720,000

Working capital represents current assets less current liabilities.